UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) (January 7, 2008)

TAMM OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-137174
(Commission File Number)

98-0377767
(IRS Employer Identification No.)

Suite 460, 734 - 7 Ave SW, Calgary, AB, Canada T2P 3P8
(Address of principal executive offices and Zip Code)

403-975-9399
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Sean Dickenson Resignation

On January 7, 2008, Sean Dickenson resigned as Tamm Oil and Gas Corp.’s (hereafter referred to as “we,” “us” or “our”) President, Secretary, and Treasurer. Mr. Dickenson was appointed as our Director on May 3, 2007 and will remain as our director

Gerald Vikse Appointment

On January 7, 2008, our Board of Directors appointed Gerald Vikse, 53 years of age, as a member of our board of directors, and as our Vice President of Operations. Mr. Vikse’s term as our director is until our next annual meeting.

Since March 2004, Mr. Vikse has been employed as an Integration Manager/Program Manager for Suncor Energy, Inc. (Suncor”), an oil and gas firm located in Calgary, Alberta, Canada, in connection with the following projects: (a) the Millennium Coker Unit (“MCU”), which is an expansion project to Suncor’s heavy oil Upgrader site at Fort McMurray, Alberta, Canada (Upgrader is a facility that uses specific processes, combined with standard refinery processes, to upgrade heavy oil or bitumin to higher grade oils); and (b) Firebag expansion projects, which are expansions to Suncor’s Steam Assisted Gravity Drainage and processing facilities at the Fort McMurray Firebag site (“Firebag” is the name of Suncor's Steam Assisted Gravity Drainage Facility). From July 2002 to December 2003, Mr. Vikse was a Commissioning and Start-Up Supervisor with KBR, Inc., an engineering construction and services firm located in Houston Texas, in connection with the MLNG TIGA project. This was a joint venture project for two liquefied natural gas trains for the third expansion phase of the Malaysia Liquefied Natural Gas MLNG complex in Bintulu (Sarawak, Malaysia). Mr. Vikse’s role as KBR’s Commissioning and Start Up Supervisor entailed supervising staff for the initial inspection, checks, and preparation of equipment and piping prior to initial plant start-up, as well as supervision for the actual start-up itself. In November 2004, Mr. Vikse received his Master of Science Degree in Engineering at the University of Aberdeen in Scotland.

Wiktor Musial Appointment

On January 7, 2008, our Board of Directors appointed Wiktor Musial, 48 years of age, as our President/Secretary/Treasurer and as a member of our Board of Directors.

From May 2007 to present, Mr. Musial has been a Senior Electrical Instrumentation Technician with DKD Oilfield Solutions, a Calgary oil and gas service firm located in Calgary, Canada, where he completed the following projects on behalf of DKD Oilfield Solutions: (a) installation of PLC (Programmable Logic Controllers) and control equipment on drilling rigs for Saxon Energy and testing of operation of all instrumentation and control equipment, as well as functionality testing and acceptance testing; and (b) site acceptance test of equipment and machinery for drilling rig functionality and run test for Simmons Energy, an oil and gas firm located in Dubai, United Arab Emirates. From October 2006 to January 2007, Mr. Musial was a Senior Electrical Technician with Segment Engineering, an engineering/procurement/construction/maintenance firm located in Calgary, Canada, where he completed on behalf of Segment Engineering, Quality Assurance/Quality Control instrumentation and electrical systems, and field completion acceptance testing and site acceptance testing, loop checking (testing individual circuits) and start up for heavy oil SAGD (Steam Assisted Gravity Drainage) in Alberta, Canada for Segment Engineering’s client, MEG Energy. From January 2003 to September 2006, Mr. Musial was a Senior Technician for Emerson Process Management, an US engineering firm with an office in Calgary, Canada, where he performed inspection and testing of oil and gas related installation for Exxon Mobil US on location in Russia and South Korea. Mr. Musial has an additional six years of experience as a Senior Technician, and has performed electrical installations, testing, maintenance, repairs, and inspection activities to the following industries: chemical and petrochemical manufacturing, food and beverage production, and plant utilities. In 2002, Mr. Musial received his Certificate of Proficiency as a Journeyman Electrician from the Alberta Apprenticeship and Industry Training Board. In 1978, Mr. Musial received a Certificate of Qualification as an Electro-Mechanic of Industrial Machinery from the Poland Technical College in Gorzow. Poland.

From January 2005 to December 2006, Mr. Musial was the Chief Executive Officer and a Director of Paradigm Oil and Gas, a Nevada registered company that trades on the Pink Sheets.

There are no family relationships between or among any of our directors or executive officers

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

99.1 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMM OIL AND GAS CORP.

Date: January 9, 2008	By:	/s/ Wiktor Musial
Wiktor Musial, President